Exhibit 99
ORBCOMM REPORTS RESULTS FOR THIRD QUARTER 2010
- Continued Improvements in Revenue and Adjusted EBITDA -
Fort Lee, NJ, November 9, 2010 — ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focusing on two-way Machine-to-Machine (M2M) communications and leading provider of space-based Automatic Identification System (AIS) services, today announced financial results for the third quarter ended September 30, 2010.
The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Total Revenues	$13,912	$7,031	$29,166	$20,528
Service Revenues	$12,975	$6,939	$27,134	$20,281
Product Sales	$937	$92	$2,032	$247
Net Loss attributable to ORBCOMM Inc.	$(609)	$(1,237)	$(4,640)	$(10,734)
Net Loss per Common Share	$(0.01)	$(0.03)	$(0.11)	$(0.25)
EBITDA (1) (3)	$302	$7,688	$(1,424)	$821
Adjusted EBITDA (2) (3)	$7,610	$1,023	$10,426	$2,065

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.

(2)
Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, Noncontrolling Interests, and Impairment Charges net of Insurance Recovery.

(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.
Third Quarter 2010 Review
Total Revenues for the quarter ended September 30, 2010 which included the recognition of $5.9 million of deferred AIS service revenue, were $13.9 million, an increase of 97.9% from the third quarter of 2009. Service Revenues for the third quarter of 2010 increased 87.0% to $13.0 million from the comparable period of 2009. Excluding the impact of the deferred AIS Coast Guard revenue recognized during the quarter, Total Revenues were up 13.9% and Service Revenues increased 1.9% versus the third quarter of 2009. Product Sales increased in the third quarter to $937,000 from $92,000 in the third quarter of 2009 attributable to increases in sales at our Japanese subsidiary.
Total Revenues for the nine months ended September 30, 2010 were $29.2 million, up 42.1%, driven by a 33.8% increase in Service Revenues, or $6.9 million, of which $5.9 million is from recognizing the unamortized deferred AIS service revenue associated with the Coast Guard agreement, and a $1.8 million increase in Product Sales.

During the third quarter of 2010, ORBCOMM’s agreement with the U.S. Coast Guard was completed and ORBCOMM ceased providing AIS data transmission and maintenance services to the Coast Guard. As a result of the completion of the agreement, the Company determined the remaining unamortized deferred AIS services revenue that were prepaid of $5.9 million should be recognized in service revenues for the three and nine months ended September 30, 2010 as the relationship period with U.S. Coast Guard ended for purposes of the agreement and they are no longer benefiting from this payment. The prepaid deferred revenue primarily represents one deliverable under the agreement to design, develop, launch and operate a single satellite equipped with the capability to receive, process and forward AIS data, for the purpose of demonstrating that low earth orbit satellites are able to receive and process AIS signals. We are pursuing new AIS agreements with agencies within the U.S. government.
Costs and Expenses in the third quarter of 2010 were $14.3 million, which included a $6.5 million impairment charge with respect to quick launch satellite #6. Cost of Service, Selling, General & Administrative and Product Development Costs, excluding Depreciation and Amortization was $6.3 million in the third quarter. While this was up year-over-year, it remained flat with the second quarter 2010.
ORBCOMM made a strategic decision to focus its resources toward supplementing AIS capability instead of repairing and launching quick launch satellite #6, by entering into an agreement with OHB to build two AIS specific satellites. This led to ORBCOMM recording a non-cash impairment charge of $6.5 million, as previously disclosed, to write-off quick-launch satellite #6 after entering into a settlement agreement with OHB. Quick-launch satellite #6, which was not launched in June 2008 as part of the earlier agreement, was expected to be retained for future deployment. All of the quick launch and concept demonstration satellites have now been fully depreciated or impairment charges have been taken for the cost of these satellites.
Operating Loss for the third quarter ended September 30, 2010 was $0.4 million compared to a $0.6 million loss in the third quarter of 2009. Excluding the impact of the recognition of deferred AIS Coast Guard revenue and the Impairment Charge, Operating Income was $0.2 million. Net Loss during the third quarter of 2010 was $0.6 million compared to a Net Loss of $1.2 million in the prior year period. Net Loss, excluding the recognition of deferred AIS Coast Guard revenue and the Impairment Charge, was near breakeven in the third quarter of 2010.
At September 30, 2010, there were about 556,000 billable subscriber communicators, a 9.2% increase over the third quarter of 2009. Total net additions during the quarter were 16,000, with net satellite subscriber additions of approximately 13,000 and terrestrial subscribers increasing more than 3,000.
“We are encouraged by the continued improvement in subscriber growth during the quarter, as many of our resellers and OEMs in particular have been benefiting from improving trends,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “In addition, ORBCOMM recently contracted with OHB to build and launch two new AIS-enabled satellites into a polar and equatorial plane in order to further augment the current and next generation AIS services.”
“Adjusted EBITDA for the third quarter of 2010 was $7.6 million, or $1.7 million excluding the impact of recognizing previously deferred AIS revenue related to the Coast Guard and up 67% over the third quarter of 2009, which has been driven by active cost management and continued top line growth,” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “Additionally, excluding the impact from recognizing the AIS Coast Guard service revenue and the Impairment charge incurred during the third quarter, Net Loss was near breakeven, a key indicator of the improving business.”

Business Highlights
Selected recent business highlights include:
•
ORBCOMM Inc. and OHB System AG, entered into an agreement to build and launch two AIS enabled satellites. OHB, through its affiliate LuxSpace Sarl, is to construct and launch two AIS microsatellites and provide the required ground support equipment. ORBCOMM will receive exclusive licenses for AIS data collected by these two satellites and access to AIS data from a third satellite expected to be launched by LuxSpace. These two satellites, planned to be launched in the second quarter of 2011, will provide additional AIS data coverage in the polar and equatorial regions and will supplement ORBCOMM’s next generation satellites.

•	ORBCOMM has renewed its agreement with two of its three largest VARs for satellite communication services. Additionally the third of these VARs renewed its contract with its largest end user.

•
ORBCOMM placed the South African Gateway Earth Station (GES) into operation. This new GES is a terrestrial link to ORBCOMM’s network of low-Earth orbit satellites providing low-cost, near real-time, two-way machine-to-machine (M2M) satellite communications.

•	ORBCOMM has signed agreements to purchase existing GESs from its third party partners in both Malaysia and Argentina.
Financial Results and Highlights
Revenue
Total Revenues for the third quarter were $13.9 million, an increase of 97.9% over the prior year due to the recognition of deferred AIS Coast Guard revenue and increases in Product Sales during the quarter. Product Sales increased in the third quarter by $845,000 due to an increase in Product Sales at our Japanese subsidiary. Service Revenues for the third quarter of 2010 were $13.0 million, an increase of 87.0% from the third quarter of 2009. Service Revenues during the third quarter were impacted by price reductions passed to resellers to renew some large customers, which was offset by the recognition of deferred AIS Coast Guard revenue.
Billable Subscriber Communicators
As of September 30, 2010, there were about 556,000 billable subscriber communicators, compared to 509,000 billable subscriber communicators in the third quarter of 2009, an annual increase of 9.2%.

Costs and Expenses
Costs and Expenses increased in the third quarter of 2010 to $14.3 million, which included a $6.5 million impairment charge with respect to quick launch satellite #6. Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization was $6.3 million in the third quarter, which was up year-over-year due to non-cash stock based compensation, and terrestrial network charges that were higher on a comparative basis due to the large increases in terrestrial subscribers in 2009.
Net Loss
Net Loss was $0.6 million for the third quarter 2010 compared to a Net Loss of $1.2 million in the prior year period.
Loss per Common Share from continuing operations was $0.01 per share for the three months ended September 30, 2010 compared to Loss per Common Share from continuing operations of $0.02 per share for the prior year quarter. Net Loss attributable to ORBCOMM Inc. was $0.01 per share for the three months ended September 30, 2010 compared to Net Loss attributable to ORBCOMM Inc. of $0.03 per share for the prior year quarter.
Adjusted EBITDA and EBITDA
Adjusted EBITDA for the third quarter of 2010 was $7.6 million, compared to an Adjusted EBITDA of $1.0 million in the third quarter of 2009. Excluding the impact of recognizing the deferred AIS Coast Guard revenue, Adjusted EBITDA was $1.7 million, an increase of 67% over the prior year.
EBITDA for the third quarter of 2010 was $0.3 million, compared to $7.7 million in the third quarter of 2009. EBITDA in both periods was impacted by non-recurring events. Excluding the impairment in both periods, the insurance recovery in the year ago period and recognition of the deferred AIS Coast Guard revenue, EBITDA was $906,000 in the third quarter of 2010 and $643,000 in the prior year period.
EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.
Balance Sheet
Cash, Cash Equivalents, and Restricted Cash as of September 30, 2010 decreased $0.9 million to $91.3 million from $92.2 million at June 30, 2010. The decline is attributable to $2.4 million in capital expenditures mainly related to ground infrastructure investments, which was partially offset by $1.5 million in positive Cash Flow from Operations during the quarter.
Investment Community Conference Call
ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 877-941-1465 at least ten minutes prior to the start of the call. International callers should dial 480-629-9678. The conference call identification number is 4381798. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, click on investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4381798. The replay will be available from approximately 12:00 PM ET on Tuesday, November 9, 2010, through 11:59 PM ET on Tuesday, November 16, 2010.
Alternatively, to access the live webcast, please visit the Company’s website at www.orbcomm.com, under the “About Us” section, select “Investor Relations” and select “Presentations and Webcasts.” An archive of the webcast will be available following the call for one week.
About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, Asset Intelligence a division of I.D. Systems, Inc., Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. ORBCOMM is the leading commercial provider of global AIS data from space, with users that include the U.S. Department of Transportation, U.S. Customs and Border Protection, and IHS Fairplay, among other government and commercial organizations. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.
Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”) (formerly a division of General Electric Company (“GE” or “General Electric”)), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our Automatic Identification System (“AIS”) business; the inability to provide AIS service due to the in-orbit satellite failure of the remaining quick launch satellite; satellite launch and construction delays and cost overruns of our next-generation satellites; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy, and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our “Risk Factors” section in our annual report on Form 10-K for the year ended December 31, 2009.

Contacts

Investor Inquiries:	Media Inquiries:
Lucas Binder	Jennifer Lattif
VP, Business Development and Investor Relations	Senior Account Executive
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6505	212-371-5999
binder.lucas@orbcomm.com	jcl@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$29,568	$65,292
Restricted cash	1,000	1,000
Marketable securities	57,674	26,145
Accounts receivable, net of allowances for doubtful accounts of $586 and $835	4,468	3,742
Inventories	183	78
Prepaid expenses and other current assets	1,224	1,253
Current assets held for sale	—	575

Total current assets	94,117	98,085

Satellite network and other equipment, net	70,290	73,208
Intangible assets, net	1,486	2,600
Restricted cash	3,030	2,980
Other investment	2,278	—
Other assets	1,117	1,354
Long term assets held for sale	—	2,832

Total assets	$172,318	$181,059

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$2,571	$2,696
Accrued liabilities	5,201	5,889
Current portion of deferred revenue	2,493	3,849
Current liabilities related to assets held for sale	—	79

Total current liabilities	10,265	12,513
Note payable — related party	1,417	1,398
Deferred revenue, net of current portion	1,288	6,230
Other liabilities	431	—

Total liabilities	13,401	20,141

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders’ equity
Common stock, par value $0.001; 250,000,000 shares authorized; 42,616,950 and 42,455,531 shares issued and outstanding	43	42
Additional paid-in capital	232,167	230,512
Accumulated other comprehensive income	408	76
Accumulated deficit	(76,055)	(71,415)

Total ORBCOMM Inc. stockholders’ equity	156,563	159,215
Noncontrolling interests in ORBCOMM Japan	2,354	1,703

Total equity	158,917	160,918

Total liabilities and equity	$172,318	$181,059

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Service revenues	$12,975	$6,939	$27,134	$20,281
Product sales	937	92	2,032	247

Total revenues	13,912	7,031	29,166	20,528

Costs and expenses (1):
Costs of services	3,081	10,796	9,277	17,309
Costs of product sales	601	42	1,273	138
Selling, general and administrative	3,986	3,609	12,168	12,810
Product development	163	191	486	532
Impairment charge-satellite network	6,509	21,859	6,509	28,904
Insurance recovery-satellite network	—	(28,904)	—	(28,904)

Total costs and expenses	14,340	7,593	29,713	30,789

Loss from operations	(428)	(562)	(547)	(10,261)

Other income (expense):
Interest income	68	7	160	71
Other income (expense)	105	(115)	24	224
Interest expense	(48)	(48)	(144)	(144)

Total other income (expense)	125	(156)	40	151

Loss from continuing operations	(303)	(718)	(507)	(10,110)

Loss from discontinued operations	(113)	(489)	(3,683)	(529)

Net loss	(416)	(1,207)	(4,190)	(10,639)

Less: Net income attributable to the noncontrolling interests	193	30	450	95

Net loss attributable to ORBCOMM Inc.	$(609)	$(1,237)	$(4,640)	$(10,734)

Net loss attributable to ORBCOMM Inc.:
Loss from continuing operations	$(496)	$(748)	$(957)	$(10,205)
Loss from discontinued operations	(113)	(489)	(3,683)	(529)

Net loss attributable to ORBCOMM Inc.	$(609)	$(1,237)	$(4,640)	$(10,734)

Per share information-basic and diluted:
Loss from continuing operations	$(0.01)	$(0.02)	$(0.02)	$(0.24)
Loss from discontinued operations	(0.00)	(0.01)	(0.09)	(0.01)

Net loss attributable to ORBCOMM Inc.	$(0.01)	$(0.03)	$(0.11)	$(0.25)

Weighted average common shares outstanding:
Basic and diluted	42,604	42,442	42,575	42,386

(1) Stock-based compensation included in costs and expenses:
Costs of services	$40	$14	$83	$48
Selling, general and administrative	561	336	1,534	1,093
Product development	5	—	13	8

	$606	$350	$1,630	$1,149

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(4,190)	$(10,639)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	(249)	380
Depreciation and amortization	3,232	11,463
Accretion on note payable — related party	98	98
Stock-based compensation	1,630	1,149
Foreign exchange losses (gains)	7	(223)
Amortization of premium on marketable securites	759	—
Dividend received in common stock for other investment	(28)	—
Gain on settlement of vendor liabilities	(220)	—
Impairment charge and loss on sale of Stellar	3,306	—
Impairment charge-satellite network	6,509	28,904
Insurance recovery charge-satellite network	—	(28,904)
Changes in operating assets and liabilities:
Accounts receivable	(1,091)	(64)
Inventories	(91)	66
Prepaid expenses and other assets	161	836
Accounts payable and accrued liabilities	(1,025)	319
Deferred revenue	(6,564)	(707)
Other liabilities	347	—

Net cash provided by operating activities of continuing operations	2,591	2,678
Net cash provided by (used in) operating activities of discontinued operations	(26)	633

Net cash provided by operating activities	2,565	3,311

Cash flows from investing activities:
Capital expenditures	(5,056)	(25,825)
Purchases of marketable securities	(114,301)	—
Proceeds from maturities of marketable securities	82,013	—
Purchase of other investment	(1,356)	—
Increase in restricted cash	(50)	(300)

Net cash used in investing activities of continuing operations	(38,750)	(26,125)
Net cash provided by (used in) investing activities of discontinued operations	48	(208)

Net cash used in investing activities	(38,702)	(26,333)

Cash flows from financing activities	—	—

Effect of exchange rate changes on cash and cash equivalents	413	(132)

Net decrease in cash and cash equivalents	(35,724)	(23,154)

Cash and cash equivalents:
Beginning of period	65,292	75,370

End of period	$29,568	$52,216

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Net Income (Loss) attributable to ORBCOMM Inc.	$(609)	$(1,237)	$(4,640)	$(10,734)
Net interest (income) expense	(20)	41	(16)	73
Provision for income taxes	—	—	—	—
Depreciation and amortization	931	8,884	3,232	11,482

EBITDA	302	7,688	(1,424)	821

Stock-based compensation	606	350	1,630	1,149
Impairment Charges — Satellite Network, net of Insurance Recovery	6,509	(7,045)	9,770	—
Noncontrolling interests	193	30	450	95

Adjusted EBITDA	$7,610	$1,023	$10,426	$2,065

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, Noncontrolling Interests, and Impairment Charges, net of Insurance Recovery (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.